Exhibit 99.1

Medifirst Solutions Sets Pricing for Its Flagship Product

FREEHOLD, NJ--(Marketwired - July 18, 2016) -  MEDIFIRST SOLUTIONS, INC. (OTC PINK: MFST) (the “Company” or “Medifirst”) would like to continue to update shareholders regarding its flagship product, the infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device. As recently announced, the Company, in response to its Premarket Notification 510(k) submission for “The Time Machine” Series Laser, received clearance from the U.S. Food and Drug Administration (“FDA”) to market its infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device.

The Company is pleased to announce that it has set a price for the Infrared Time Machine Laser at $9,995, which includes a two-year warranty. We anticipate that healthcare professionals will also have the option to finance or lease the laser units.

Commented President Bruce J. Schoengood, “Our pricing strategy is to be very aggressive and give healthcare professionals an opportunity to enhance and grow their practice and treatments with our Lasers and at a very affordable price. It is not uncommon for healthcare professionals to spend tens of thousands of dollars for laser units and we want to provide a very affordable option for what we believe is very effective and mobile laser technology. As previously mentioned, we are into the next phase of operations, which includes developing and implementing a sales and marketing strategy and team and continuing our FDA compliance. Additionally, we anticipate adding additional officers, as well as a member to our Board of Directors, and expanding the company Advisory Board. Announcements will be forthcoming in the following days and weeks. The company has received an overwhelming response to our FDA clearance and we’d like to thank our shareholders for their continued confidence and support.”

About the Infrared Laser

The Time Machine Series Lasers Model TTML-8102000 - 810/830nm is intended for use in temporary relief of minor muscle and joint pain, stiffness, minor arthritis pain, muscle spasm, temporary increase in local blood circulation and temporary relaxation of muscles by means of topical elevated tissue temperature from infrared spectral emissions.

About Medifirst Solutions, Inc.

Medifirst Solutions, Inc. is a Nevada corporation that is headquartered in New Jersey. The company seeks innovative medical and healthcare products and technologies which are targeted to both medical and healthcare professionals, as well as everyday consumers. Medifirst is developing and establishing both consumer and professional medical clientele that can serve as a pipeline that will allow for distribution of future products and services. For more details visit www.medifirstsolutions.com for more information.

Forward-Looking Statements: The statements in this press release that relate to the company’s expectations with regard to the future impact on the company’s results from new products in development are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control. Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission. Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company’s actual results may differ materially from expected results. We make no commitment to disclose any subsequent revisions to forward-looking statements.

Medifirst Solutions, Inc.

Investor Relations

(732) 786-8044

info@medifirstsolutions.com

www.medifirstsolutions.com